UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
 (Amendment No.   )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Infinity Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VOTE YOUR PROXY TODAY

Infinity Stockholders Vote Your Proxy Today **FOR** the Transformational Merger with MEI Pharma

Dear Fellow Stockholders,

You have an important decision to make about an opportunity for all Infinity Pharmaceuticals, Inc. (“Infinity”) stockholders.

As you may be aware, on February 23, 2023, Infinity announced that it had entered into a definitive merger agreement with MEI Pharma, Inc. (“MEI”). Infinity stockholders are encouraged to review the full details of the merger and stockholder vote contained in our definitive proxy materials.

Potential Benefits of the Merger include an Attractive Combined Clinical Pipeline, Strong Balance Sheet, and Multiple Value Creation Opportunities for Stockholders

On behalf of the board of directors of Infinity (the “Board”), I want to highlight what we believe the merger with MEI (the “Merger”) offers Infinity stockholders in the event that we complete the Merger and combine the clinical programs, resources, and management expertise of the two companies, into a resulting company expected to be named Kimbrx Therapeutics, Inc. (“Kimbrx"):

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A robust and differentiated pipeline of three promising clinical-stage oncology drug candidates with initial clinical data on all 3 programs expected by the end of 2024 that we believe position the company for multiple potential near- and long-term value creation events.

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Approximately $100 million of cash and equivalents projected at the time of the closing that is expected to fund operations through mid-2025, with clinical milestones expected over the next 12 to 24 months.

◾	An experienced management team focused on clinical development and operational excellence.

Kimbrx’s Combined Clinical Pipeline Offers Multiple Potential Value Creation Opportunities for Stockholders

Kimbrx’s planned clinical-stage oncology development pipeline will consist of three differentiated programs:

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Eganelisib, an oral immuno-oncology macrophage reprogramming PI3K-gamma inhibitor candidate, which is planned to be evaluated in combination with the PD-1 targeted checkpoint inhibitor pembrolizumab (KEYTRUDA®) in patients with first-line recurrent/metastatic head and neck squamous cell carcinoma (HNSCC);

◾	Voruciclib, an oral CDK9 inhibitor, currently being studied in combination with venetoclax (VENCLEXTA®) in patients with hematologic malignancies; and

◾	ME-344, a novel tumor selective mitochondrial inhibitor targeting the OXPHOS pathway, to be evaluated in combination with bevacizumab (AVASTIN®) in patients with relapsed colorectal cancer.

Following the Merger, Infinity currently expects that initial Phase I clinical data will be available around year end 2023 for Voruciclib and ME-344. Initial eganelisib Phase II clinical data is expected in the second half of 2024.

The Projected Balance Sheet Expected to Fund Kimbrx Through Mid-2025 and to Multiple Planned Clinical Data Readouts Over the Next 12 to 24 Months

Amid a challenging backdrop for biotech companies attempting to raise capital, Kimbrx is projected to have approximately $100 million in cash, cash equivalents, and short-term investments at the closing of the Merger to fund the company’s clinical programs.

In the absence of the Merger, substantial doubt exists as to Infinity’s ability to continue as a going concern, and Infinity would likely pursue another strategic transaction or wind down the company. Based on the robust process Infinity implemented to identify the Merger as the best opportunity for value

Letter to Stockholders

creation for Infinity shareholders, the Board believes it is unlikely that Infinity would identify a more attractive strategic transaction. The Board believes that the Merger is an attractive option that has the potential to create meaningful shareholder value by combining the two companies’ resources and programs to leverage encouraging data generated to date and demonstrate the value of our programs for patients in need of better therapies.

A Robust Process and a Lengthy Negotiation Resulted in an Exciting Potential Outcome for Infinity and MEI Stockholders

Infinity’s path to the Merger was the result of a thoughtful, deliberate, and robust Board-led process. Beginning in July 2021, Infinity, together with its independent financial advisor, began exploring many potential strategic options that would enable the continued development of eganelisib and its advancement into additional clinical studies. The Board determined to run a parallel track process considering, among other things, strategic partnerships with larger companies, and potential mergers with smaller companies.

As part of this process, Infinity and its independent financial advisor contacted approximately 25 larger, commercial stage, profitable, public pharmaceutical and biotechnology companies, each with an oncology focus, to assess potential interest in entering into a strategic relationship to acquire rights to eganelisib, and approximately 25 smaller, development stage private and public oncology-focused biotech companies to explore potential interest in a merger.

The process eventually resulted in Infinity and MEI engaging directly in a process that led to the announcement of the Merger. The final terms of the Merger were designed to optimize the risk and benefits of the Merger and were the result of a lengthy negotiation between our two companies over terms including the relative post-Merger ownership split. We believe that we reached an equitable and attractive arrangement that, if consummated, will provide an exciting value creation opportunity for stockholders of both companies.

The Time for Action Has Arrived!

Please vote your proxy today “FOR” the proposals described in the joint proxy statement/prospectus, prior to the virtual special meeting of stockholders (the “Infinity Special Meeting”), on July 14, 2023, at 10 a.m. Eastern Time.

Stockholders who have questions about voting their proxy are encouraged to contact Morrow Sodali LLC who are assisting us, at 1-800-662-5200 or INFI@info.morrowsodali.com.

On behalf of the Board, thank you for your support.

Sincerely,

Adelene Perkins
Chair and Chief Executive Officer

Letter to Stockholders

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based upon current plans, estimates and expectations of the management of Infinity and MEI that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding: the expected timing of the closing of the Merger; the ability of the parties to complete the Merger; the expected benefits of the Merger, including estimations of anticipated cost savings and cash runway; the competitive ability and position of the combined company; the potential, safety, efficacy, and regulatory and clinical progress of the combined company’s product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and the expectations surrounding potential regulatory submissions, approvals and timing thereof; the sufficiency of the combined company’s cash, cash equivalents and short-term investments to fund operations; and any assumptions underlying any of the foregoing, are forward-looking statements.  Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including the risks and other factors discussed in Infinity’s and MEI’s filings with the SEC, including under the heading “Risk Factors” in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by MEI with the Securities and Exchange Commission (“SEC”) (the “Registration Statement”), and in Infinity’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Neither Infinity nor MEI assumes any obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date of this communication, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Important Information about the Merger and Where to Find It

In connection with the Merger, MEI filed the Registration Statement with the SEC, which the SEC has declared effective.  Each of Infinity and MEI have mailed or plan to mail the joint proxy statement/prospectus contained in the Registration Statement to their respective stockholders.  Investors and stockholders are urged to carefully read the Registration Statement and the joint proxy statement/prospectus, as they may be amended, and any other documents filed by each of Infinity or MEI with the SEC in connection with the Merger or incorporated by reference therein, in their entirety before making any voting or investment decision with respect to the Merger, because they contain important information about the Merger and the parties to the Merger.  Stockholders may obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Infinity and MEI, once such documents are filed with the SEC, from the SEC’s website at www.sec.gov. Infinity and MEI make available free of charge at www.infi.com and www.meipharma.com, respectively (in the “Investors/Media” and “Investors” sections, respectively), copies of materials they file with, or furnish to, the SEC.

Participants in the Solicitation

Infinity, MEI, and their respective directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of Infinity and MEI in connection with the Merger. Information regarding such persons and certain interests they have in the Merger is set forth in the joint proxy statement/prospectus, which may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.